Exhibit 10.4

CO-DEVELOPMENT AGREEMENT

THIS CO-DEVELOPMENT AGREEMENT (this “Agreement”) is entered into as of April 11, 2024, and effective as of the date the Initial Payment (defined below) is made (the “Effective Date”), by and between Marizyme, Inc., a Nevada corporation (the “Company”) and Qualigen Therapeutics, Inc., a Delaware corporation (“Qualigen”). The Company and Qualigen are sometimes referred to herein each as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Company is engaged in developing products to prevent ischemic injury to organs and tissues and its products include DuraGraft™, a vascular conduit solution that received the US Food and Drug Administration (FDA) de novo approval, and the Company is the sole and exclusive owner of the Assets (as defined) connected with DuraGraft™ and the DuraGraft™ product and requires additional funding for purposes of commercial development of the Assets and payment of incidental costs in connection thereto;

WHEREAS, Qualigen wishes to provide financial support for the commercialization of DuraGraft™ to the Company in an amount up to One Million Five Hundred Thousand Dollars ($1,500,000) (the “Funding” or “Funding Amount”) in exchange for the Investment Return (as defined), in each case on the terms and subject to the conditions, restrictions, obligations and right to terminate as set forth herein, and the Company desires to accept the Funding; and

WHEREAS, Qualigen desires an exclusivity period until May 31, 2024 (the “Exclusivity Period”) for purposes of proposing and outlining a broader strategic relationship with the Company and will pay the Company the amount of Two Hundred Thousand Dollars ($200,000) (“Exclusivity Fee”) by the date set forth in Exhibit A in consideration for the Company agreeing to such Exclusivity Period, and the Company desires to accept the Exclusivity Fee and agree to the Exclusivity Period on the terms and conditions as set forth herein.

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

Article 1

DEFINITIONS

1.1 Definitions. The following terms, whenever used herein, shall have the following meanings for all purposes of this Agreement.

“Affiliate” means as to any Person, any Person which directly or indirectly controls, is controlled by, or is under common control with such Person. For purposes of this definition, “control” of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by ownership of voting securities, by contract or otherwise.

CONFIDENTIAL 1

“Agreement” has the meaning set forth in the Preamble.

“Claim Notice” has the meaning set forth in Section 6.3.

“Contract” means any legally binding agreement, contract, lease, license, instrument, commitment, or arrangement, whether written or oral.

“Effective Date” has the meaning set forth in the Preamble.

“Encumbrance” means any lien (statutory or other), encumbrance, charge, mortgage, pledge, security interest, title defect, claim, community property interest, condition, equitable interest, option, right to purchase, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Exclusivity Period” has the meaning set forth in the Recitals.

“Funding” or “Funding Amount” has the meaning set forth in the Recitals.

“Governmental Authority” means any means any (i) national, federal, state, provincial, county, municipal or local government, foreign or domestic, (ii) any government or political subdivision of the foregoing, (iii) any entity, authority, agency, department, ministry, or other similar body exercising any legislative, executive, judicial, regulatory or administrative authority or functions of or pertaining to government, or instrumentality of such government or political subdivision, including any arbitrator, court, administrative hearing body, commission, tribunal, contractor, or other dispute-resolving panel or body of competent jurisdiction, or (iv) any accrediting organization from which the Company has sought or obtained voluntary accreditation.

“Indemnified Parties” has the meaning set forth in Section 6.2(b).

“Indemnifying Party” means any party hereto from which any Indemnified Party is seeking indemnification pursuant to the provisions of this Agreement.

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (a) trademarks, service marks, trade dress, trade names, slogans, brand names, logos, and assumed names (together with goodwill associated with any of the foregoing) including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights, including, where applicable all applications and registrations related to the foregoing, and all works of authorship, whether or not registered or copyrightable; (c) designs, registered or not registered, including all applications for designs; (d) trade secrets and confidential information regardless of whether or not it may constitute a trade secret under applicable law (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, training materials, and business and marketing plans and proposals); (e) patents, patent applications, inventions (whether or not patentable or reduced to practice), and all improvements thereto, together with divisionals, all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (f) computer software (including websites, HTML code, firmware and other software embedded in hardware devices), operating systems, applications, firmware, and other code, including all source code and object code, application programming interfaces, data files, databases, protocols, specifications, and other related documentation; (g) all servers, hardware, middleware, interface, connectivity devices, integrated circuits and integrated circuit masks, electronic, electrical, and mechanical equipment, and all other forms of technology, including improvements, modifications, works in process, derivatives, or changes, thereto; (h) data, data sets, and databases; (i) other intellectual property and related proprietary rights, interests and protections; and (j) all copies and tangible embodiments thereof (in whatever form or medium), and rights to recover for past, present and future infringement associated with any of the foregoing.

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“Investment Return” means an amount equal to two times (2X) the Funding Amount paid to Qualigen as set forth in Section 2.2.

“Assets” means all Intellectual Property and other related properties derived from the Intellectual Property (the “Derivative Works”) and all assets relating to the Derivative Works, which are related to or in any way connected with DuraGraft™ and the DuraGraft™ product.

“Law” means any federal, state or local statute, law, ordinance, guidelines, regulation, rule, code, order, standards, constitution, treaty, common law, judgment, decree, other requirement, approval or consent or rule of law of any Governmental Authority.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Losses” has the meaning set forth in Section 6.2(a).

“Organizational Documents” means, with respect to any Person (other than an individual), the certificate or articles of incorporation, formation or organization of such Person, or any limited liability company, operating or partnership agreement, bylaws or similar documents or agreements relating to the legal organization of such Person.

“Person” means any individual, corporation (including any not for profit corporation), general or limited partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), association, organization, entity, or Governmental Authority.

“Proceeding” means any action, claim, complaint, petition, mediation, order, inquiry, request for information, suit, proceeding, arbitration, or investigation, whether civil or criminal, before or by any court or other Governmental Authority, arbitrator or arbitration panel.

“Representatives” means, with respect to any Person, any director, officer, agent, employee, general partner, member, shareholder, stockholder, equityholder, advisor, manager, consultant, counsel, accountant, or other representative of such Person.

“Strategic Relationship” has the meaning set forth in Section 5.6.

“Subsidiary” has the meaning set forth in Section 5.1.

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Article 2

PaymentS

2.1 Qualigen Funding to the Company; Payment of Exclusivity Fee. Upon and subject to the terms and conditions set forth in this Agreement, Qualigen shall (i) pay the Funding Amount to the Company in installments in accordance with the schedule as set forth on Exhibit A attached hereto, which may be modified by written agreement of the Parties from time to time, and (ii) pay the Exclusivity Fee to the Company in cash by wire transfer of immediately available funds no later than one (1) day following the Effective Date.

2.2 Payment of Investment Return to Qualigen. Upon and subject to the terms and conditions set forth in this Agreement, the Company agrees that upon commercial launch of DuraGraft™ in the United States it shall pay to Qualigen each calendar quarter, up to a cumulative total equal to the Investment Return, an amount equal to thirty three percent (33%) of Net Sales (as defined below) of DuraGraft™ for the preceding calendar quarter commencing upon the Company generating a minimum of $500,000 of Net Sales in the United States. As used herein, Net Sales is defined as total gross sales revenue from end users or distributors less returns and rebates and less the actual costs of manufacturing and producing the DuraGraft™ product for commercial sale.

Article 3

REPRESENTATIONS AND WARRANTIES OF THE Company

As of the Effective Date, the Company hereby represents and warrants to Qualigen as follows:

3.1 Binding Obligations. The Company has all requisite authority and power to execute, deliver and perform this Agreement, to perform its respective obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. All acts or proceedings required to be taken by the Company to authorize the execution and delivery of this Agreement and the performance of the Company’s obligations hereunder and thereunder have been duly and validly authorized by all necessary action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement constitutes the legal, valid and binding obligations of Qualigen, constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms.

3.2 No Defaults or Conflicts.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby and thereby (i) do not and will not result in any violation of the Organizational Documents of the Company, (ii) do not and will not require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Company is a party, (iii) do not and will not violate in any material respect any existing applicable Law, rule, regulation, judgment, order or decree of any Governmental Authority having jurisdiction over the Company, and (iv) do not and will not result in the creation or imposition of any Encumbrance on any properties or assets of the Company.

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(b) No authorization, permit or approval or other action by, and no notice to or filing with, any Governmental Authority will be required to be obtained or made by the Company in connection with the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby and thereby.

3.3 Intellectual Property.

(a) The Assets are solely owned (both beneficially and with respect to registrations and applications, as the record owner) by the Company free and clear of all Encumbrances. All maintenance fees have been timely paid, and all required communications and responses timely filed with regard to the Assets which are subject to registration with or application to a Governmental Authority or registrar, and the Company has complied with the duty of candor and disclosure and has not made any material misrepresentations in connection with the prosecution and maintenance of any patents and patent applications. No grants, funding, facilities, or personnel of any Governmental Authority or university, research institution or similar entity was used to develop or create (in whole or in part) the Assets.

(b) The Company has (i) taken commercially reasonable measures, consistent with customary practices in the industry in which it operates, to protect the confidentiality of all of Company’s Confidential Information and (ii) executed either written confidentiality and intellectual property assignment agreements or written agreements incorporating confidentiality and intellectual property assignment provisions with all of its past and present employees, contractors, officers and consultants who have been employed or engaged to develop the Assets for the Company, pursuant to which such employees, contractors and consultants have granted to the Company a present, irrevocable assignment to all their rights in and to all Intellectual Property they developed in the course of their engagement with the Company and provided an exclusive, irrevocable, and perpetual license, covenant not to sue in relation to, or waiver of, all such Intellectual Property rights that are non-assignable under the Law.

3.4 Litigation. There is no Proceeding pending or, to the knowledge of the Company, threatened with respect to the Assets, or otherwise against the Company before any Governmental Authority which seeks to prevent the transactions contemplated hereby or that otherwise would reasonably be expected to have a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby.

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Article 4

REPRESENTATIONS AND WARRANTIES OF QUALIGEN

As of the Effective Date, Qualigen represents and warrants to the Company as follows:

4.1 Organization. Qualigen is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has full power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Qualigen is qualified, licensed or registered to transact business as a foreign entity and is in good standing (to the extent such concept is applicable) in each jurisdiction in which the ownership or lease of property or the conduct of its business requires such qualification, license or registration except where the failure to be so qualified, licensed or registered or in good standing (to the extent such concept is applicable) would not, individually or in the aggregate, reasonably be expected to be adversely material to the Qualigen.

4.2 Binding Obligations. Qualigen has all requisite authority and power to execute, deliver and perform this Agreement and to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. All acts or proceedings required to be taken by Qualigen to authorize the execution and delivery of this Agreement and the performance of Qualigen’s obligations hereunder and thereunder have been duly and validly authorized by all necessary action on the part of Qualigen. This Agreement has been duly executed and delivered by Qualigen and, assuming that this Agreement constitutes the legal, valid and binding obligations of the Company, constitutes the legal, valid and binding obligations of Qualigen, enforceable against Qualigen in accordance with its terms.

4.3 No Defaults or Conflicts.

(a) The execution, delivery and performance by Qualigen of this Agreement and the consummation by Qualigen of the transactions contemplated hereby and thereby (whether with notice, lapse of time or both) (i) do not and will not result in any violation of the applicable Organizational Documents of Qualigen, (ii) do not and will not require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Qualigen is a party or by which it is bound or to which its properties are subject, and (iii) do not and will not violate in any material respect any existing applicable Law, rule, regulation, judgment, order or decree of any Governmental Authority having jurisdiction over Qualigen.

(b) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required to be obtained or made by Qualigen in connection with the execution, delivery and performance by Qualigen of this Agreement and the consummation by Qualigen of the transactions contemplated hereby, other than such as have been obtained or made or which the failure to obtain would not reasonably be expected to have a material adverse effect on Qualigen’s ability to consummate the transactions contemplated hereby.

4.4 Litigation. There is no Proceeding pending or, to the knowledge of Qualigen, threatened against Qualigen before any Governmental Authority which seeks to prevent the transactions contemplated hereby or that otherwise would reasonably be expected to have a material adverse effect on Qualigen’s ability to affect the transactions contemplated hereby.

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Article 5

COVENANTS

5.1 Transfer of Assets. Within ninety (90) days from the Effective Date, and upon satisfaction of the payment of the initial Funding Amount in accordance with Section 2.1, the Company (or any of its Affiliates or Representatives, as applicable) shall convey, assign and transfer to NEWCO, a Nevada corporation (or such other jurisdiction and structure as the Company reasonably determines) and wholly owned subsidiary of the Company (the “Subsidiary”) all of the Company’s right, title and interest in and to the transferrable Assets (the “Asset Transfer”). The transferrable Assets shall include patents and trademarks related to DuraGraft™ and the DuraGraft™ product. The Company shall provide evidence of the Asset Transfer to Qualigen once the Asset Transfer has been consummated and is in full force and effect. The Parties understand that the CE certificate, the ISO certificate, and the FDA regulation will not currently be transferred pursuant this Section 5.1 (“Non-Transferrable Assets”). The legal manufacturer will remain the Company and, at an appropriate time and if necessary, the Company will develop and enter into a quality assurance agreement with the Subsidiary for the Subsidiary’s employees to manage activities for the Company under the Non-Transferrable Assets, until the time at which the Subsidiary is certified to become the legal manufacturer of the Assets.

5.2 Further Assurances. Following the Effective Date, each Party shall deliver to the other Parties such further information and documents and shall execute and deliver to the other Parties such further instruments and agreements as any other Party shall reasonably request to consummate or confirm the transactions provided for herein, to accomplish the purpose hereof or to assure to any other Party the benefits hereof.

5.3 Public Announcements. No Party shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. Nothing in this Agreement will prohibit the either Party from (a) issuing or causing publication of any such press release or public announcement to the extent that such disclosure is required by applicable Law, or (b) disclosing any information that is reasonably required to be disclosed in confidence to such Party and its Affiliates’ respective directors, officers and employees.

5.4 Retention of Books and Records. From and after the Effective Date, in connection with any reasonable, non-competitive purpose (excluding any subject matter of any Proceeding between any of the Parties) and subject to any reasonable confidentiality restrictions the disclosing Party may require, each Party shall provide the other Parties with reasonable access to the books, records, files, designs, specifications, information, and similar materials relating to the assets, liabilities or the conduct or operation of the such Party’s business (all such materials, the “Books and Records”) with respect to periods prior to the Effective Date in connection with any matter, as reasonably necessary for accounting or tax matters or other Proceedings, strictly relating to or arising out of this Agreement or the transactions contemplated hereby.

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5.5 Confidentiality. As of the Effective Date, Qualigen shall, and shall cause its Affiliates and each of its respective Representatives to, treat and hold as confidential, and shall not use or disclose (a) any documents and information concerning the Company, or any of its Affiliates, furnished to it by the Company or its Representatives in connection with this Agreement or the transactions contemplated hereby and thereby, and (b) any information regarding the Company and/or the Company’s business, including but not limited to trade secrets, know-how or confidential and proprietary information related to the Company’s Intellectual Property and development of the Assets (such information in clause (b), the “Confidential Information”). In the event that Qualigen, its Affiliates, or its respective Representatives are requested or required (by oral question or request for information or documents in any Proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, Qualigen shall, and shall cause its Affiliates, and its respective Representatives to, promptly notify the Company of the request or requirement so that the Company may seek, at its sole cost and expense, an appropriate protective order or waive compliance with the provisions of this Section 5.5. If, in the absence of a protective order or the receipt of a waiver hereunder, Qualigen, its Affiliates, or its respective Representatives are, on the advice of counsel, legally required to disclose any such information, Qualigen, its Affiliates, or its respective Representatives may disclose such information to the requesting authority; provided, however, that Qualigen shall, and shall cause its Affiliates, and its respective Representatives to use commercially reasonable efforts to obtain, at the reasonable request of the Company and at the Company’s sole cost, an order or other assurance that confidential treatment will be accorded to such portion of the information required to be disclosed as the Company shall designate in good faith. In any event, the parties may disclose the existence and terms of this Agreement when and as required by securities Law.

5.6 Exclusivity. Upon the Company’s receipt of the Exclusivity Fee paid by Qualigen or its Affiliates, the Company agrees that it will not, and will cause each of its Affiliates and Representatives to not, for the Exclusivity Period, without the prior written approval of Qualigen, (a) enter into any written or oral agreement or understanding with any Person regarding a strategic relationship related to the commercial development of the Assets, including but not limited to, an acquisition of the Company or any of its Assets, a license or distribution agreement related to the Company’s Assets, or a co-development or joint venture related to the Company’s Assets (a “Strategic Relationship); (b) enter into or continue any negotiations or discussions with any Person regarding the possibility of a Strategic Relationship; or (c) provide any non-public financial or other confidential or proprietary information regarding the Company to any Person whom the Company, its Affiliates or its Representatives know, or have reason to believe, would have any interest in pursuing a Strategic Relationship. The Company, its Affiliates and its Representatives will promptly disclose to Qualigen any requests or inquiries from any Person regarding a Strategic Relationship or relating to the circumstances described in clauses (a) through (c) above.

CONFIDENTIAL 8

Article 6

INDEMNIFICATION

6.1 Indemnification.

(a) Indemnification by Qualigen. Subject to the limitations set forth herein, from and after the Effective Date, Qualigen agrees to indemnify and hold harmless the Company, its Affiliates and their respective Representatives, successors and assigns (each, a “Company Indemnified Party”), from and against and in respect of any and all losses, Liabilities, expenses of whatever kind (including reasonable attorneys’ fees and accounting fees and the cost of enforcing any right to indemnification hereunder and all reasonable amounts paid to investigation, defense or settlement), claims, suits, actions, judgments, damages, deficiencies, interest, awards, penalties, and fines, whether or not relating to or arising out of any claims by or on behalf of a third party (collectively, “Losses”) arising from, based upon or otherwise in connection with any breach or inaccuracy of any (i) representation or warranty made by Qualigen contained in Article 4 or (ii) breach or nonfulfillment of any covenant or agreement of Qualigen.

(b) Indemnification by the Company. Subject to the limitations set forth herein, from and after the Effective Date, the Company hereby agrees to indemnify and hold harmless Qualigen and its respective Representatives (each, a “Qualigen Indemnified Party,” and together with the Company Indemnified Parties, the “Indemnified Parties”), from and against any Losses arising from, based upon or in connection with any breach or inaccuracy of any (i) representation or warranty made by the Company contained in Article 3 or (ii) breach or nonfulfillment of any covenant or agreement of the Company.

6.2 Indemnification Procedures for Claims. If a claim for indemnification is to be made by an Indemnified Party, such Indemnified Party shall give written notice (a “Claim Notice”) to the Indemnifying Party. If the applicable Indemnifying Party notifies the Indemnified Party that they do not dispute the claim described in such Claim Notice within thirty (30) days following receipt of such Claim Notice, the Losses identified in the Claim Notice will be conclusively deemed a Liability. If the Indemnifying Party rejects such claim or fails to respond during such thirty (30) day period (in which case the Indemnifying Party shall be deemed to have rejected such claim), the Parties shall negotiate in good faith for a period of thirty (30) days to resolve such matter. If the Parties cannot resolve the dispute during such thirty (30) day period they shall have all rights and remedies available to them under applicable Law.

6.3 Exclusive Remedy. Except in the case of fraud or intentional misrepresentation, the rights of the Parties to indemnification pursuant to the provisions of this Article 6 shall be the sole and exclusive remedy for the Parties hereto with respect to this Agreement.

6.4 Limitation of Liability. The Parties expressly agree that, notwithstanding anything in this Agreement to the contrary, in no event shall either Party be responsible or liable in connection with this Agreement for any indirect, special, punitive, incidental or consequential damages or lost profits, lost savings, lost business or interruption of business to the other Party, regardless of the form of action or legal theory and whether in contract, tort, strict liability or otherwise, and regardless of whether the Party may have been advised of the possibility of such damage.

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Article 7

MISCELLANEOUS

7.1 Term and Termination. This Agreement shall remain in full force and effect until terminated by either party upon providing thirty (30) days’ written notice. Termination by Qualigen shall not relieve Qualigen of paying the Funding Amount up to the date of termination, after which date, Qualigen shall have no further financial obligations under this Agreement, and shall not relieve the Company from paying the Investment Return on the Funding Amount it has received, but such termination by Qualigen shall terminate the Exclusivity Period unless it was the result of a material breach by Company. Termination by the Company shall not relieve the Company of paying the Investment Return to Qualigen on the Funding Amount delivered to the Company up to the date of termination, nor shall it terminate the Exclusivity Period except if such termination was the result of a material breach by Qualigen. The terminating party must give the other party written notice and a two-week period to reasonably cure any claimed material breach.

7.2 Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties. Except as otherwise set forth herein, (i) no failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver of such right, power or privilege, (ii) no waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision and (iii) no extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. A waiver of any term or condition of this Agreement by any Party shall only be effective if made in writing.

7.3 Entire Agreement. This Agreement, including the Exhibit attached hereto, which are deemed for all purposes to be part of this Agreement, contain all of the terms, conditions agreed upon or made by the Parties relating to the subject matter of this Agreement and the businesses and operations of the Company and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the Parties or their respective Representatives, oral or written, respecting such subject matter.

7.4 Notices. Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given and made (a) if in writing and served by personal delivery upon the party for whom it is intended, (b) if delivered by certified mail, registered mail, courier service, return-receipt received to the party at the address set forth below, with copies sent to the Persons indicated, (c) as of the date received for electronic mail sent before 5:00 P.M. Eastern Time, and (d) on the day following receipt for electronic mail sent after 5:00 P.M. Eastern Time:

If to the Company:

555 Heritage Drive, Suite 205

Jupiter, FL 33458

Attention: David Barthel, CEO

Email: dbarthel@marizyme.com

If to Qualigen:

5857 Owens Avenue, Suite 300

Carlsbad, CA 92008

Attention: Michael Poirier

Email: mpoirier@qlgntx.com

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 7.4.

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7.5 Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their permitted successors and assigns. No Party may assign or delegate, by operation of Law or otherwise, all or any portion of its rights, obligations or Liabilities under this Agreement without the prior written consent of the other Parties to this Agreement, which any such Party may withhold in its absolute discretion.

7.6 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.

7.7 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdiction other than those of the State of Florida. Any legal suit, action, or proceeding arising out of this Agreement or the matters contemplated hereunder shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules. The arbitration hearing shall take place in Palm Beach County, Florida before a single arbitrator. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Service of process, summons, notice, or other document by mail to such Party’s address set out herein shall be effective service of process for any suit, action, or other proceeding brought in any such court. Before commencing any legal suit, action or proceeding over any dispute under this Agreement, the Parties agree to, in good faith, attempt to resolve their differences through negotiation and, if negotiation is unsuccessful, then in voluntary, confidential, non-binding mediation using a mediator chosen by their respective attorneys. Good faith is satisfied by preparing a written statement of a Party’s position to be submitted in advance to the mediator and the other Party and attending one-day mediation session. Costs of the mediator will be borne equally by the Parties.

7.8 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

7.9 Severability. If any term, provision, agreement, covenant, or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

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IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

MARIZYME, INC.

By:	/s/ David Barthel
Name:	David Barthel
Title:	CEO

QUALIGEN THERAPEUTICS, INC.

By:	/s/ Michael Poirier
Name:	Michael Poirier
Title:	CEO

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EXHIBIT A

Qualigen Payment Schedule

Payment schedule for the Funding Amount to be made by Qualigen to Marizyme:

By April 11, 2024	$500,000 (“Initial Payment”)
By April 26, 2024	$300,000

By April 11, 2024	$200,000 (“Exclusivity Fee”)

CONFIDENTIAL ii